Exhibit 10.5

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is entered into as of the 23rd day of March 2009 by and among Proteonomix, Inc (other OTC: PROT), a Delaware corporation, having its principal address at 187 Mill Lane, Mountainside, NJ 07092-2909, and Icecoldstocks.com, Inc., a Florida Corporation, and Barry Davis, having their principal address at 9060 Equus Circler, Boynton Beach FL 33472 (the “Consultants”) (collectively the “Parties” and individually a “Party”).

WHEREAS, Icecoldstock.com, Inc. and Barry Davis are both financial consultants; and

WHEREAS, the Company desires to retain the services of the Consultants as described herein (the “Services”) and the Consultants desire to provide the Services for the consideration set forth below and for such other mutual promises and consideration received;

NOW, THEREFORE, in consideration of the premises and other consideration the Company and the Consultants hereby agree  as follows:

1.

Services.  The Company retains the Consultants to render to the Company the Services, as set forth below:

a)

advice and consultation in conjunction with the development of the Company’s marketing plan, business plan and goals;

b)

advice and consultation leading to alternatives for maximizing the Company’s exposure to, and penetration of, its target markets;

c)

scheduling and arranging meetings and conferences, in person, by telephone, or other media, for the Company’s representatives and such third parties as the Consultants believe will further the purposes of the Agreement. Said meetings and conferences shall be with representatives of potential strategic partners of the Company, marketing and media representatives, and representatives of investment and banking advisory services with the goal of increasing the market capitalization of the Company’s.

d)

Compensation.  As consideration for the Consultants performance of the Services, the Company will issue to the Consultants in the name or names as designated by them in writing to the Company One Hundred and Fifty Thousand (150,000) shares of the Company’s restricted common stock upon the signing of this contract. Further, if requested by the Consultants, the Company shall at its sole expense, provide the Consultants with a written legal opinion regarding the tradability of such stock upon the termination of the period of restriction. The following legend (or a legend substantially in the following form) shall be placed on certificates representing the Shares.

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE UNITED STATES STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THIS CORPORATION) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

The Consultants acknowledge that the Company does not file current or periodic reports with the Securities and Exchange Commission, and that there can be no assurance that the Company will in the future file such reports or make information publicly available.

The Company shall be responsible for all reasonable costs and necessary expenses incurred by the Consultants, including travel, mileage, duplicating, and communication expenses. The Company shall reimburse the Consultants for all such expenses within thirty (30) days, subject to submission by the Consultants of reasonably satisfactory documentation. The Consultants shall be required to receive prior written approval from an officer of the Company for all expenses above $500.

The Company may, in its discretion, further compensate the Consultants if, as a result of their efforts, the Company merges with a larger publicly traded corporation or acquires a publicly traded or private company. Benchmark compensation for such results would be 150,000 restricted shares of the Company’s common stock. It is contemplated that such additional compensation shall be in shares of the Company’s restricted common stock to be delivered upon successful completion of such merger or acquisition.

2.

Term and Termination. The term of the agreement shall begin on the date set forth above and will continue in full force and effect for a period of twenty four (24) months. Thereafter, the Parties may renew the Agreement upon mutually agreeable terms. A breach by either Party will result in that Party being responsible to reimburse the non-defaulting Party for all costs incurred directly as a result of the breach of the Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing the Agreement. Upon any termination or expiration of the Agreement, Company shall pay all unpaid and outstanding fees, through the effective date of termination or expiration of the Agreement.

Upon any termination, the Consultants shall provide and deliver to Company any and all outstanding Services. Termination by either Party shall not result in the forfeiture by the Consultants of the Shares already issued or right to a written legal opinion regarding the tradability of such Shares.

3.

Independent Contractor Status. The Parties acknowledge that that the Agreement shall not be construed so as to make either an employee of the other and neither Party shall hold themselves out as such.  Neither Party shall i) have the authority to bind the other to any contract, agreement, nor indenture; ii) be liable to any third party for the acts of the other Party; nor iii) accept service of process for the other Party.

4.

Confidential Information. The Consultants shall have access to, have disclosed to it, or otherwise obtain Confidential Information about the Company. “Confidential Information” shall mean confidential, non-public or other proprietary information including, without limitation, letters addressed from the Securities and Exchange Commission to the Company, trade secrets, technical information, including algorithms, code, data, designs, documentation, drawings, formulae, hardware, know-how, ideas, inventions, whether patentable or not, photographs, plans, procedures, processes, reports, research, samples, sketches, software, specifications, business information, including customer and distributor names, marketing information, operations, plans, products, financial information, including pricing and other confidential information that is disclosed hereunder by the Company or the Consultants.  The Consultants shall not disclose to, or use for the benefit of, any third party, Confidential Information it receives without the prior written consent of the Company. Information shall not be considered Confidential Information if such information is i) already known to the Consultants at the time it is obtained, ii) subsequently learned from an independent third party; or iii) available publicly.

5.

Confidentiality of Agreement. The Parties shall not disclose to any third person or entity, any portion of the Agreement except as necessary for the Consultants to provide the Services Neither Party shall disclose the existence or terms of the Agreement without first obtaining prior written approval of the other Party which approval may be withheld by the Consultants for any reason. Neither Party shall use the other’s name, logo, trademarks, or service marks in any advertising, publicity releases, or any other materials without that Party’s prior written approval, which shall not be unreasonably withheld by the Company if the Consultants determine such use to be consistent with the performance of the Services.

6.

Best Efforts. The Consultants will utilize their best efforts to provide the Services. The Company acknowledges and accepts that the Consultants do not and cannot promise or guarantee that any specific result can or will be achieved by the  Consultants as a result of their performance of the Services.

7.

Assignment.  The Agreement shall be assigned to and inure to the benefit of, and be binding upon, any successor to substantially all of the assets and business of the Company as a going concern, whether by merger, consolidation, liquidation or sale of substantially all of the assets of the Company or otherwise. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform as if no such succession had taken place; and, as used in the Agreement, "Company" shall mean Proteonomix, Inc. and any successor to its business and/or assets which assumes and agrees to perform the Agreement by operation of law, or otherwise; provided that for purposes of this Section 8 hereof, any such transaction in which the Agreement is assigned to a successor may not expand or enlarge the scope of restrictions applicable to the Consultants pursuant to the Agreement. The Consultants understand that the Agreement is exclusive and personal to them only, and, as such, they will neither assign nor subcontract all or part of their undertaking(s) or obligation(s) under the terms of the Agreement.

8.

Suit/Jurisdiction. Any and all disputes rising out of or relating to the Agreement shall be submitted to the American Arbitration Association (“AAA”) for binding and final resolution in accordance with the rules of the AAA. Such arbitration shall take place in the Borough of Manhattan, New York, New York. Notwithstanding the foregoing, the Parties shall each retain the right to seek injunctive or equitable relief for any actual or threatened breach of Sections 5 and 6 of the Agreement.  In the event either Party exercises its right to seek injunctive or equitable relief, it shall do so in a court of competent jurisdiction in the State of New York. Without limitation of the foregoing, the Parties acknowledge that they hereby waive the right to have disputes rising out of or relating to the Agreement resolved by jury trial.

9.

Interpretation of Agreement.  The Agreement shall be interpreted in accordance with the plain meaning of its terms and under the laws of the State of New York without regard to conflicts of laws rules in the event they differ from the internal laws of the State of New York.

10.

Contents of the Agreement and Amendments. The Agreement sets forth the entire agreement of the Parties. No amendment or modification to the Agreement shall be binding unless in writing and signed by both Parties.

11.

Counterparts; Delivery by Facsimile. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of the Agreement may be effected by facsimile.

12.

Notices. Notices from one Party to the others may be made by mail to the addresses first set forth hereinabove, or to such other address as may later be provided by a Party in writing to the other Party, with a delivery confirmation or by a recognized overnight delivery service or by messenger and are effective when delivered.

IN WITNESS WHEREOF, the Parties have executed the Agreement effective as of the date and year first written above.

CONSULTANTS:	PROTEONOMIX, INC.:

X /s/ Michael Cohen
Icecoldstocks.com, Inc. By: /s/ Barry Davis	Print Name: Michael Cohen Title: President
Print Name: Barry Davis
Title: President

Barry Davis

/s/ Barry Davis